EXHIBIT 99.1

VALENCE TECHNOLOGY, INC.

Company Contacts:
Tom Mezger	A. Pierre Dubois
Chief Financial Officer	Pierpont Investor Relations
Valence Technology, Inc.	Director of Investor Relations
(512) 527-2900	(512) 527-2921

Valence Technology, Inc. Announces Sale of 3,000,000 Common Shares

Austin, Texas – October 25, 2007 – Valence Technology, Inc. [NASDAQ: VLNC], a provider of advanced lithium phosphate rechargeable batteries, announced today that it has sold 3,000,000 shares of its common stock, at a price of $1.54 per share, pursuant to an existing shelf registration statement. Net proceeds to the company after fees and expenses totaled approximately $4.3 million. Proceeds from the offering will be used for working capital and other general corporate purposes. The placement agent for the offering was Wm. Smith & Company.

A prospectus supplement and registration statement relating to these securities has been filed with the Securities and Exchange Commission (SEC). Valence Technology, Inc. SEC filings are available to the public on the SEC web site at www.sec.gov. In addition, SEC filings for Valence Technology, Inc. may also be accessed at the company’s web site located at www.valence.com. This release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Valence Technology, Inc.

Valence Technology developed and markets the industry's first commercially available, safe, large-format family of Lithium Phosphate Rechargeable Batteries. Valence Technology holds an extensive, worldwide portfolio of issued and pending patents relating to its Lithium Phosphate Rechargeable Batteries. The company has facilities in Austin, Texas; Las Vegas, Nevada; Mallusk, Northern Ireland and Shanghai, China. Valence is traded on the NASDAQ Capital Markets under the ticker symbol VLNC and can be found on the internet at www.valence.com.

Safe Harbor Statement

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may vary substantially from any forward-looking statements as a result of a variety of factors. Among the important factors that could cause actual results to differ are: the impact of our limited financial resources on our ability to execute on our business plan and the need to raise additional debt or equity financing to execute on that plan; our uninterrupted history of quarterly losses; our ability to service our debt, which is substantial in relationship to our assets and equity values; the pledge of all of our assets as security for our existing indebtedness; the rate of customer acceptance and sales of our products; the continuance of our relationship with a few existing customers, which account for a substantial portion of our current and expected sales in the upcoming year; the level and pace of expansion of our manufacturing capabilities; the level of direct costs and our ability to grow revenues to a level necessary to achieve profitable operating margins in order to achieve break-even cash flow; the level of our selling, general and administrative costs; any impairment in the carrying value of our intangible or other assets; our execution on our business strategy of moving our operations to Asia and our ability to achieve our intended strategic and operating goals; the effects of competition; and general economic conditions. These and other risk factors that could affect actual results are discussed in our periodic reports filed with the Securities and Exchange Commission, including our Report on Form 10-K for the year ended March 31, 2007, and the reader is directed to these statements for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements.